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                                                     N-SAR Item 77Q(3) Exhibit

   Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

     Evergreen Disciplined Value Fund

                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      $2                $0.04            58                $16.96


     Class B      $2                $0.04            296               $16.97


     Class C      $2                $0.04            58                $16.97


     Class I      $1,858,250        $0.12            9,259,893         $16.97